Exhibit 10.1
LIMITED PARTNERSHIP INTEREST PURCHASE AGREEMENT
This Agreement is made and entered into as of January 27, 2009, by and between Call Now, Inc., a Nevada corporation (“Seller”), and Thomas R. Johnson and Colleen W. Johnson as Joint Tenants with Right of Survivorship (“Purchaser”), with respect to a limited partnership interest in Cambridge at Auburn, LP, a Texas limited partnership (“the “Partnership”).
RECITALS
     WHEREAS, Seller owns 100% of the Limited Partner interest in the Partnership which represents 95% of the total capital of the Partnership; and
     WHEREAS, the Partnership owns a student residential rental housing property in Auburn, Alabama; and
     WHEREAS, the Partnership is operated pursuant to a Limited Partnership Agreement dated November 30, 2006 between Seller as the limited partner and MS REALTY INVESTMENTS VII, LTD., a Texas limited partnership, as general partner, as amended by Amendment No. 1 dated October 4, 2007 (collectively, the “Partnership Agreement”); and
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, a Limited Partnership Interest in the Partnership and become a limited partner of the Partnership upon and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Seller and Purchaser agree as follows:
1. Purchase and Sale of the Limited Partnership Interest. Purchaser agrees to purchase from Seller and Seller agrees to sell, transfer, assign, convey and deliver to Purchaser at the Closing provided for herein a limited partnership interest (the “Limited Partnership Interest”) in the Partnership in the amount of 23.2446% of the Partnership interest of Seller. Such sale, transfer and assignment include 23.2446% of the rights of the Seller in the profits, losses, distributions and capital of the Partnership.
2. Purchase Price and Payment for the Limited Partnership Interest. The purchase price for the Limited Partnership Interest shall be $400,000.00 (the “Purchase Price”), being an amount agreed upon by the Purchaser and Seller to be the value of the Limited Partnership Interest being acquired by the Purchaser from the Seller.
3. Consent of General Partner and Admission as a Limited Partner. It shall be a condition to the closing of the transaction herein that, (a) the general partner of the Partnership has consented to the sale and transfer of the Limited Partnership Interest from Seller to Purchaser and the admission of the Purchaser as a limited partner of the Partnership substantially in accordance with the form annexed hereto as Exhibit A (the “GP Consent”) and (b) the Board of Directors of Seller have duly consented to the purchase and sale herein (the “Seller Consent”).
4. Closing. Closing of the purchase and sale of the Limited Partnership Interest shall take place at the office of the Seller within two (2) business days after the Purchaser has received the executed GP Consent and the Seller Consent. At the closing the Purchaser will execute and deliver a copy of the GP Consent and pay the Purchase Price to the Seller. In the event the purchase and sale transaction has not closed by January 30, 2009 then the purchase and sale transaction herein shall be null and void and the Purchaser shall promptly return any consent received to the delivering party.
5. Representations, Covenants and Warranties of Seller. Seller hereby represents, warrants and covenants to Purchaser as follows:
     (a) Seller has the authority to execute and deliver this Agreement and to consummate the sale of the Limited Partnership Interest contemplated hereby, subject only to the consent of the general partner of the Partnership. This Agreement constitutes the valid and binding agreement of Seller, and is enforceable against Seller in accordance with its terms.
     (b) Seller knows of no requirement to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Seller of the sale of the Limited Partnership Interest contemplated hereby.
     (c) There are no actions (including litigation), proceedings or investigations pending, or to Seller’s knowledge, threatened, or any verdicts or judgments entered against Seller by any court or any administrative agency that might have a material adverse effect on this transaction.
     (d) The Seller is the sole owner of the Limited Partnership Interest being sold and transferred under this agreement, free and clear of any and all liens or encumbrances, and will defend the same against all claims and demands of all persons.
     (e) The Limited Partnership Interest being sold to Purchaser herein is not subject to any restrictions, other than transfer restrictions pursuant to applicable securities laws and the Partnership Agreement.
6. Representations, Covenants and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to Seller as follows:
     (a) This Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

     (b) Purchaser knows of no requirement to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Purchaser of the transactions contemplated by this Agreement.
     (c) There are no actions (including litigation), proceedings or investigations pending, or to Purchaser’s knowledge, threatened, or any verdicts or judgments entered against Purchaser by any court or any administrative agency that might have a material adverse effect on this transaction, financial or otherwise.
     (d) Purchaser is a sophisticated investor with knowledge and experience in business and financial matters and is capable of evaluating the merits and risks of an investment in the Limited Partnership Interest. Purchaser is able to bear the economic risk and lack of liquidity inherent in owning the Limited Partnership Interest. Purchaser has reviewed the terms of the Limited Partnership Agreement including the allocation of profit, losses and cash flows to the partners therein.
     (e) Purchaser has conducted a due diligence investigation of the Partnership. In the course of such investigation the Purchaser was offered access to the Partnership’s financial books and records, tax returns, reports, mortgages, management agreements, documents and assets and the opportunity to ask questions of, and to receive information from the general partner of the Partnership and all such questions and requests for information have been answered to the full satisfaction of the Purchaser.
7. Miscellaneous.
     (a) Seller and Purchaser shall, at any time after the Closing upon the request of the either party or the Partnership, execute and deliver such documents or instruments of conveyance or assignment or take such other action that is reasonably necessary to complete the transfer of the Limited Partnership Interest contemplated by this Agreement.
     (b) Each of the parties hereto shall bear the costs of their respective counsel and all other fees and costs related thereto. The parties shall hold each other harmless from any other obligation for the payment of any finders fees or commissions in connection with the transactions contemplated by this Agreement.
     (c) No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected hereby. No waiver of any violation or non-performance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other provision of this Agreement.
     (d) This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the State of Texas. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Bexar, State of Texas. If any of the parties shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such proceedings.
     (e) This Agreement and the exhibit attached to this Agreement constitute the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and shall supersede all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.
     (f) This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A signed counterpart of this Agreement may be delivered by fax machine or electronic mail and shall be binding to the same extent as a counterpart with an original signature. Any party who delivers such a signed counterpart agrees to later deliver an original signed counterpart to any party which requests it.
     AGREED TO AND ACCEPTED as of the date first above written.

CALL NOW, INC.

By:	/s/ Christopher J. Hall	/s/ Thomas R. Johnson

	Christopher J. Hall Chairman	Thomas R. Johnson

/s/ Colleen W. Johnson

Colleen W. Johnson

4